Exhibit 99.1

EXECUTION VERSION

FACILITY AGREEMENT (this “Agreement”), dated as of July 1, 2013, between MannKind Corporation, a Delaware corporation (the “Borrower”), and the purchasers set forth on the signature page of this Agreement (the “Purchasers”, and together with the Borrower, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to issue and sell to the Purchasers, and the Purchasers wish to purchase from the Borrower, Notes in the aggregate principal amount of up to One Hundred Sixty Million Dollars ($160,000,000) for the purposes described in Section 2.1;

NOW, THEREFORE, in consideration of the mutual agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Affiliate” means any Person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

“Agreement Date” means the date of this Agreement.

“Applicable Laws” means all statutes, rules and regulations of the FDA and of other Governmental Authorities in the United States or elsewhere exercising regulatory authority similar to that of the FDA applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by or on behalf of the Borrower or its Subsidiaries applicable to the Borrower or its Subsidiaries.

“Authorizations” has the meaning given to it in Section 3.1(s).

“Business Day” means a day on which banks are open for business in The City of New York and Los Angeles.

“CA Deed of Trust” means that certain Deed of Trust, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents dated the Agreement Date made by the Borrower to Fidelity National Title Company, as Trustee, for the benefit of the Purchasers.

“Cash and Cash Equivalents” means, with respect to any date of determination, cash, cash equivalents and marketable securities as set forth on the Borrower’s consolidated balance sheet as of such date and cash available for borrowing under the Mann Debt.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Collateral” has the meaning ascribed to such term in the Security Agreements.

“Common Stock” means the common stock, par value $0.01 per share, of the Borrower.

“CT Mortgage” means that certain Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the Agreement Date, made by the Borrower in favor of the Purchasers.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disclosure Letter “means the disclosure letter dated the Agreement Date made by Borrower in favor of Purchasers.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Taxes” means with respect to any Purchaser, (a) income or franchise Taxes imposed on (or measured by) such Purchaser’s net income by the United States, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Purchaser is organized or incorporated or in which the applicable lending office of such Purchaser is located, or a result of a present or former connection between such Purchaser and the jurisdiction (or any political subdivision thereof) of the Government Authority imposing such Tax (other than a connection arising solely from such Purchaser having executed, delivered, performed its obligations or received a payment under, received or perfected a security interest under, having been a party to, having enforced, or having engaged in any other transaction pursuant to this Agreement or any other Transaction Document), (b) any branch profits Taxes imposed by the United States, (c) any withholding Tax imposed by the United States under FATCA as a direct result of such Purchaser’s failure to deliver the required IRS forms certifying as to its exemption from withholding under FATCA, or (d) any withholding Tax imposed by the United States on amounts payable to Purchaser under the laws in effect at the time such Purchaser becomes a party to this Agreement or as a direct result of such Purchaser’s failure to comply with Section 2.5(d), in either case except to the extent that (x) such Purchaser’s assignor (if Purchaser is an assignee) was entitled, at the time of the assignment to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.5(a) or (y) such Purchaser is legally unable to comply with Section 2.5(d) as a result of any change in law occurring subsequent to the date such Purchaser becomes a party to this Agreement.

“Excluded Transaction” means any of the following transactions:

(a) The entering into any collaborative arrangement, licensing, joint venture, partnership, royalty agreement or similar agreements or other research, development, manufacturing or other commercial exploitation arrangements of the Product, the Borrower’s or any Subsidiary’s Intellectual Property or other assets (provided, that the Borrower has a reasonable basis for believing that the downstream economics potentially to be received by the Borrower and its Subsidiaries in connection with such collaborative arrangement, licensing, joint venture, partnership, royalty agreement or similar agreements or other research, development, manufacturing or other commercial exploitation arrangements involving the Product or the IP, other than those described in clauses (4) and (5) below, when combined with the potential downstream economics of rights in the Product and the IP retained by the Borrower and its Subsidiaries are adequate to enable the Borrower to timely satisfy all obligations of the Borrower and its Subsidiaries under this Agreement and the Milestone Agreement), including, without limitation (1) any grant to any entity engaged in, or owned by an entity engaged in, the pharmaceutical or biotechnology industry of a license or option to obtain a license to any of the Borrower’s or any Subsidiary’s Intellectual Property or other assets, provided that the Borrower or a Wholly-Owned Subsidiary (and not any third party or any of the Borrower’s or a Subsidiary’s equity holders) directly receives from such entity all consideration paid or payable by such entity in consideration of such grant (other than any payments made by such third party in satisfaction of obligations of the Borrower or its Wholly-Owned Subsidiaries), which consideration may, but need not, include (without limitation) upfront, milestone, royalty and profit-sharing payments, (2) any grant of a license or option to obtain a license to any entity that intends to research, develop, commercialize or manufacture products or services covered by such Intellectual Property or other assets whether directly or through the Borrower, any Subsidiary or another entity, (3) any arrangement or transfers of assets for the manufacture, research, promotion and development of the Borrower’s or any Subsidiary’s products and clinical trial management, and data analysis and similar activities in support of Borrower’s or any Subsidiary’s development programs, (4) any arrangement or transfers solely relating to the Borrower’s and the Subsidiary’s oncology assets or other assets that are excluded from the Collateral, and (5) the transfer of the Danbury facility to a joint venture or partnership in connection with any collaborative arrangement or to any collaborative partner, in each case in connection with the Product; and

(b) The incurrence, grant or existence of, or the sale or transfer of any assets in connection with the enforcement of any Permitted Lien.

“Existing Surveys” means (a) that certain Survey made by Sydney A. Rapp, Jr., dated August 17, 1978 and last revised November 19, 1983, and (b) that certain Survey prepared by Thienes Engineering Inc., in November, 2000, and designated as Job No. 1746.

“FATCA” means Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended, or any amended or successor version thereof, any Treasury Regulations or other official interpretations thereof, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Section of the Code.

“FDA” means the United States Food and Drug Administration.

“Final Payment” means the amount necessary to repay the Obligations.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of a jurisdiction of the United States.

“Foreign Subsidiary Holding Company” means any Subsidiary if all of the assets of such Subsidiary (other than de minimus cash and assets required to operate) consist of equity interests in a Foreign Subsidiary.

“Final Payment Date” means the earlier of (i) with respect to any tranche of Notes, the sixth anniversary of the issue date thereof, (ii) the date on which the Borrower makes the Final Payment, and (iii) December 31, 2019.

“Freely Tradable” means, with respect to any tranche of Notes and any shares of Common Stock issuable upon conversion of such tranche of Notes, either (a) a registration statement covering the resale of such shares of Common Stock issuable upon conversion of such tranche of Notes has been declared effective by the SEC and is available for the immediate disposition of such shares of Common Stock, or (b), assuming that the Purchasers are not, and have not been during the preceding three months, affiliates (as such term is defined in Rule 144 under the Securities Act) of the Borrower, all such shares of Common Stock are eligible for immediate disposition by the Purchasers for their own account without volume restriction pursuant to Rule 144(b)(1) under the Securities Act and without registration under the Securities Act; provided that such shares of Common Stock will be deemed to be Freely Tradable to the extent a registration statement has not been declared effective or is not available solely due to a breach by any Purchaser of Section 4 of the Registration Rights Agreement.

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Government Authority” means any government, governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, whether domestic or foreign, federal, state or local, having jurisdiction over the matter or matters and Person or Persons in question.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of the Agreement Date, among the Borrower, the other grantors and guarantors from time to time party thereto, the Purchasers and the Milestone Purchasers.

“Hedging Obligations” means all liabilities under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether the Borrower and its Subsidiaries are liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which liabilities the Borrower or its Subsidiaries otherwise assures a creditor against loss.

“Inactive Subsidiary” means any direct or indirect Subsidiary of the Borrower that has assets and annual revenues less than $1,000,000 and does not have assets that relate to the development or commercialization of the Product.

“Indebtedness” means the following:

(i) all indebtedness for borrowed money;

(ii) the deferred purchase price of assets or services (other than trade payables, obligations in respect of benefit plans and employment and severance arrangements, and other deferred compensation obligations to employees and directors arising in the ordinary course of business and not related to any financing) which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet);

(iii) all guarantees of Indebtedness;

(iv) the maximum amount of all letters of credit issued or acceptance facilities established for the account of the Borrower and any of its Subsidiaries, including without duplication, all drafts drawn thereunder (other than letters of credit supporting other indebtedness of the Borrower and any of its Subsidiaries which are otherwise permitted hereunder);

(v) all capitalized lease obligations;

(vi) all indebtedness of another Person secured by any Lien on any property of the Borrower or its Subsidiaries, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by the Borrower or its Subsidiaries, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured);

(vii) all Hedging Obligations; and

(viii) indebtedness created or arising under any conditional sale or title retention agreement.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes.

“Indemnity” has the meaning given to it in Section 6.11.

“Insulin Inventory” means any insulin owned by the Borrower and its Subsidiaries and any licenses and other agreements relating to such insulin to which the Borrower or any of its Subsidiaries is a party, including without limitation, the agreements set forth on Schedule H of the Disclosure Letter.

“Insulin Subsidiary” means any direct or indirect Subsidiary of the Borrower or trust formed for the purpose of holding, financing or selling (or partnering with respect to) Insulin Inventory and whose primary assets consist of insulin, the capital stock of another Insulin Subsidiary or a combination of the foregoing and whose assets (other than the Insulin Inventory) do not relate to the development or commercialization of the Product.

“Interest Rate” means 9.75% simple interest per annum.

“IP” and “Intellectual Property” have the meanings given to them in Section 3.1(l).

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with or from the proceeds of, any asset or revenue of any kind.

“Loss” has the meaning given to it in Section 6.11.

“Major Transaction” has the meaning set forth in Exhibit A.

“Major Transaction Notice” has the meaning given to it in Section 5.3.

“Major Transaction Put Date” means, with respect to any Major Transaction as to which a Put Notice was sent in accordance with Section 5.3, the date of the consummation of the applicable Major Transaction.

“Mann Debt” has the meaning set forth in clause (xviii) of the definition of Permitted Indebtedness.

“Mann Entities” has the meaning set forth in clause (A) of the definition of Major Transaction.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or assets of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any provision of any Transaction Document, (c) the ability of the Borrower to timely perform the Obligations or (d) the rights and remedies of the Purchasers, taken as a whole, under any Transaction Document; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) any adverse effect that results directly or indirectly from general economic, business, financial or market conditions; and (B) any adverse effect arising directly or indirectly from or otherwise relating to any of the industries or industry sectors in which the Borrower operates.

“Milestone Agreement” means the Milestone Rights Purchase Agreement, dated the Agreement Date, between the Borrower and the Milestone Purchasers.

“Milestone Purchasers” means Deerfield Private Design Fund II, L.P. and Horizon Santé FLML SARL.

“Net Sales” means the cumulative gross amount invoiced globally for the sale of the Product by the Borrower, its Affiliates and their respective licensees, less typical deductions for trade, cash and quantity discounts, credits, allowances, rebates, taxes, duties, governmental tariffs, freight, shipping and freight insurance charges, all as detailed to Purchasers on a quarterly basis.

“Note Purchase Request” has the meaning given to it in Section 2.2(b).

“Notes” means the secured convertible notes issued to the Purchasers pursuant to Section 2.2 hereof in the form of Exhibit B.

“Obligations” means all monetary or other obligations of the Borrower owing to the Purchasers and arising under or in connection with the Transaction Documents other than the Registration Rights Agreement.

“Oncology Assets” means any Intellectual Property and other assets related to the Borrower’s oncology programs, including without limitation, the patents and trademarks set forth on Schedule 1 of the Disclosure Letter and any licenses relating to the foregoing.

“Oncology Subsidiary” means as any direct or indirect Subsidiary of the Borrower or trust formed for the purpose of holding, financing or selling (or partnering with respect to) Oncology Assets and whose primary assets consist of Oncology Assets, the capital stock of any other Oncology Subsidiary or any combination of the foregoing and whose assets do not relate to the development or commercialization of the Product.

“Organizational Documents” means the certificate of incorporation and by-laws of the Borrower, as amended.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, duties, other charges or similar levies, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment) arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Transaction Document.

“Percentage Allocation” has the meaning set forth in Section 2.2.

“Permitted Indebtedness” means:

(i) The Obligations;

(ii) Item (ii) under the definition of Indebtedness (including any adjustment of purchase price, earn out, indemnification and other similar obligations incurred in an acquisition) under the definition of Indebtedness;

(iii) Item (v) under the definition of Indebtedness;

(iv) Indebtedness evidenced by capital of finance leases or secured by purchase money Liens; provided that such Indebtedness when incurred by a Person shall not exceed the purchase price of the asset(s) financed, or in the case of capital or finance leases, the amount of Indebtedness evidenced thereby shall not exceed, at the time they were entered into, the lesser of cost or fair market value of the property so leased;

(v) Indebtedness acquired pursuant to an acquisition; provided that such Indebtedness is either (i) not incurred in contemplation of or in connection with such acquisition or (ii) constitutes Indebtedness owing to the seller of the assets acquired in such acquisition;

(vi) Indebtedness existing on the Agreement Date and set forth in the Disclosure Letter;

(vii) Hedging Obligations incurred in the ordinary course of business not for speculative purposes;

(viii) Indebtedness in respect of letters of credit in an aggregate outstanding amount not to exceed $500,000 at any time;

(ix) Letter of credit, performance bonds, surety bonds, bank guaranties and similar instruments incurred in the ordinary course of business;

(x) Guarantees with respect to Permitted Indebtedness;

(xi) Indebtedness (A) of the Borrower to any Wholly-Owned Subsidiary or (B) of any Wholly-Owned Subsidiary to Borrower or any other Wholly-Owned Subsidiary;

(xii) A working capital facility secured by Product Inventory, Product Receivables and the proceeds thereof in an aggregate principal amount not to exceed $35,000,000 until the Product achieves $250,000,000 in annualized Net Sales and in which the borrowing base thereunder is limited to not more than the sum of (a) eighty percent (80%) of Product Receivables (other than Product Receivables that are not paid within 90 days of the invoice due date, which shall not be more than 180 days from the invoice date) and (b) seventy percent (70%) of the lower of cost and market value of Product Inventory (other than Product Inventory in excess of a three month supply), and to the extent secured by any other assets, secured by such other assets pursuant to a Subordination Agreement.

(xiii) Unsecured Indebtedness to commercial partners incurred in connection with collaboration, licensing, joint venture or partnership arrangements relating to the Product or the Borrower’s IP; provided, however, that if the aggregate outstanding principal amount of such unsecured Indebtedness exceeds $25 million, such Indebtedness is subject to a Subordination Agreement;

(xiv) Indebtedness incurred solely to purchase and/or construct a manufacturing facility primarily for the Product or the components of the Product and secured solely by such facility;

(xv) Unsecured Indebtedness incurred after the first commercial sale of the Product to a Person that is not an Affiliate of the Borrower on an arm’s length basis in a principal amount not exceeding $100 million that (a) if provided by an Affiliate of the Borrower is at no more than a market interest rate, (b) provides for repayment of the outstanding principal amount only after the Notes are paid in full and (c) is subordinated to the Notes pursuant to a Subordination Agreement;

(xvi) The Borrower’s 3.75% Senior Convertible Notes due 2013;

(xvii) The Borrower’s 5.75% Senior Convertible Notes due 2015;

(xviii) Indebtedness owed to the Mann Entities, including pursuant to that certain Amended and Restated Promissory Note dated as of October 18, 2012 in favor of The Mann Group LLC as amended on the Agreement Date and as further amended, extended, renewed, restated or otherwise modified from time to time (the “Mann Debt”), provided that such Indebtedness is subject to a Subordination Agreement;

(xix) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply agreements incurred as the ordinary course of business;

(xx) Indebtedness resulting from the deferral of license royalties or payments in an amount that does not increase the Borrower’s obligation except to the extent of interest on deferred amounts at customary market rates;

(xxi) Indebtedness in respect of netting services, overdraft protections and other similar and customary services in connection with deposit accounts and cash management services and Indebtedness arising in the ordinary course of business in connection with any automated clearing house transfer of funds or the use of other payment processing services;

(xxii) Indebtedness in respect of business credit cards in the ordinary course of business that is paid within 30 days of its incurrence and does not exceed $2.5 million at any one time outstanding;

(xxiii) Guaranties of the obligations of suppliers and licensees of the Borrower incurred to third parties for the purpose of enabling such suppliers, customers and licensees to purchase products that will be supplied, or incorporated into products that will be supplied, to the Borrower by such supplier or licensee;

(xxiv) Indebtedness secured by Insulin; provided, however, that such debt shall not be payable or prepayable until the Obligations have been satisfied in full, shall have a market interest rate and shall not be subject to financial covenants; and

(xxv) Any refinancings, renewals, extensions, increases or replacements of Indebtedness listed above other than clauses (xvi), (xvii) and (xviii) so long as no such Indebtedness shall be refinanced at a market interest rate and for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing (plus the amount of any customary penalties, premiums and costs and expenses incurred therewith, including any original issue discount).

“Permitted Liens” means:

(i) Liens existing on the Agreement Date and set forth in the Disclosure Letter, and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by the definition of Permitted Indebtedness;

(ii) Liens in favor of the Purchasers or of the Milestone Purchasers issued pursuant to the Milestone Agreement or Liens in favor of the Purchasers or the Milestone Purchasers under the Security Agreements;

(iii) Statutory Liens created by operation of Applicable Law;

(iv) Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

(v) Liens for taxes, assessments or governmental charges or levies not overdue by more than 30 days and payable or that are being contested in good faith by appropriate proceedings;

(vi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(vii) Liens in favor of financial institutions arising in connection with accounts maintained in the ordinary course of the Borrower’s and its Subsidiaries’ business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(viii) Liens securing Indebtedness permitted pursuant to clauses (iii),(iv),(v), (vi), (vii), (viii), (xii)(subject to the provisions of Section 7.17 of the Guaranty and Security Agreement), (xiv), (xix), (xxi) and (xxiii), and (xxiv) of the definition of Permitted Indebtedness;

(ix) Lessor liens;

(x) Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(xi) Liens in the nature of deposits, or liens on deposit accounts, to secure (i) the performance of tenders, bids, trade and commercial contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business (including earnest money deposits in respect of any asset acquisition) or (ii) indemnification obligations relating to any disposition; provided that such Liens do no secure Indebtedness for borrowed money;

(xii) “Permitted Exceptions (as defined in the CT Mortgages)”

(xiii) Leases, licenses or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(xiv) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection;

(xv) Licenses of Intellectual Property permitted under this Agreement and not interfering in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries;

(xvi) Good faith deposits required in connection with any acquisition;

(xvii) To the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any acquisition;

(xviii) Liens (i) on advances of cash or cash equivalents in favor of the seller of any property to be acquired by the applicable Person to be applied against the purchase price for such acquisition; provided that (x) the aggregate amount of such advances shall not exceed the purchase price of such acquisition and (y) the property is acquired within 90 days following the date of the first such advance so made; and (ii) consisting of an agreement to dispose of any property in a disposition of assets, in each case, solely to the extent such acquisition or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(xix) Liens on cash collateral securing reimbursement obligations of the applicable Person under letters of credit;

(xx) Deposits as security for contested taxes or contested import or customs duties;

(xxi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xxii) Liens on cash collateral and deposits securing obligations in respect of credit card and/or purchase card arrangements and payment processing services;

(xxiii) Liens on property (including capital interests) of a person existing at the time such Person is merged with or into or consolidated with the Borrower or any of its Subsidiaries, or becomes a direct or indirect Subsidiary of the Borrower or its Subsidiaries;

(xxiv) To the extent it is a Lien, any grant, license or option to obtain a license that falls within the scope of clause (a) of the Excluded Transaction definition;

(xxv) Liens consisting of (y) any agreement, grant or option to sell, transfer or dispose of any asset to the extent such sale, transfer or disposition is not prohibited by the Transaction Documents or (z) cash advances in favor of the seller of any property to be acquired; and

(xxvi) Liens not otherwise permitted hereunder in respect of obligations in an aggregate amount not to exceed $500,000 at any time outstanding.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Phase III Data” means data relating to the Borrower’s Phase III clinical trials 171 and 175 of the Product.

“Principal Market” means each of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

“Product” means AFREZZA® (insulin human [rDNA origin]) inhalation powder as specified in New Drug Application No. 22-472 filed with the FDA and any bioequivalent thereto.

“Product Inventory” has the meaning given to it in the Guaranty and Security Agreement

“Product Receivables” has the meaning given to it in the Guaranty and Security Agreement.

“Put Notice” has the meaning given to it in Section 5.3.

“Put Price” has the meaning given to it in Section 2.3(d).

“Register” has the meaning given to it in Section 1.4(b).

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Agreement Date, between the Borrower and the Purchasers.

“Required Purchasers” means Purchasers holding at least a majority of the principal amount of outstanding Notes plus, prior to the issuance of the Tranche 4 Notes, the principal amount of the remaining commitments to purchase Notes on Subsequent Purchase Dates.

“Rights” has the meaning set forth in Section 6.10.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the annual and quarterly periodic and current reports filed by the Borrower with the SEC.

“Securities Act” means the Securities Act of 1933, as amended, including rules and regulations promulgated thereunder.

“Security Agreements” means (1) the Guaranty and Security Agreement, (2) the CT Mortgage, and (3) the CA Deed of Trust.

“Significant Subsidiary” means a Subsidiary that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Exchange Act as in effect on the Agreement Date.

“Subordination Agreement” means a subordination agreement in form and substance reasonably acceptable to the Required Purchasers.

“Subsequent Purchase Date” has the meaning set forth in Section 2.2(b).

“Subsidiary or Subsidiaries” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Successor Entity” means any successor to the Borrower resulting from a Major Transaction.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file consolidated, combined or unitary Tax returns.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, all other governmental charges, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment).

“Trading Day” means any day on which the Common Stock is traded for any period on the Principal Market.

“Tranche 1 Notes” means Notes in a principal amount of $40,000,000.

“Tranche 2 Notes” means Notes in a principal amount of $40,000,000.

“Tranche 2 Requirement” means that the Phase III Data reported by the Borrower (i) showed achievement of the primary efficacy endpoint(s) specified in Section 9.7.1 of each of Protocol TI-171 and TI-175 when analyzed according to the respective final amended statistical analysis plans in effect prior to the unblinding of the Phase III Data (and showing, at a minimum, that (a) in Study 171 the mean change in A1c levels in the Afrezza-Gen2 group is non-inferior to that observed in the insulin aspart group with a predetermined delta of 0.4%, and (b) in Study 175 the mean change in A1c level in the Afrezza group is superior to that observed in the placebo group), and (ii) did not show any adverse safety issue that would reasonably be expected to prevent approval of the Product.

“Tranche 3 Notes” means Notes in a principal amount of $40,000,000.

“Tranche 4 Notes” means Notes in a principal amount of $40,000,000.

“Transaction Documents” means this Agreement, the Notes, the Security Agreements, the Registration Rights Agreement, the CA Deed of Trust and the CT Mortgage and any other document delivered in connection with any of the foregoing and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein, but excluding the Milestone Agreement and any milestone rights issued thereunder.

“Updated Surveys” has the meaning given to it in Section 5.1(f).

“Volume Weighted Average Price” for any security as of any Trading Day means (a) the volume weighted average sale price of such security on the principal U.S. national or regional securities exchange on which such security is traded as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereinafter designated by the Required Purchasers and the Borrower (“Bloomberg”) or (b), if no volume weighted average sale price is reported for such security, then the closing price per share of such security, or, if no closing price per share is reported for such security by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which such security is traded. If the security is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Volume Weighted Average Price will be the average of the mid-point of the last bid and last ask prices of the security in the over-the-counter market on the relevant Trading Day as reported by the OTC Markets Group, Inc. or similar organization. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value as mutually determined by the Borrower and the Purchasers negotiating in good faith. Volume Weighted Average Price will be determined without regard to after-hours trading or any other trading outside of the regular trading hours.

“Wholly-Owned Subsidiary” means (a) any corporation 100% of whose equity interests (other than, in the case of any Foreign Subsidiary, directors’ qualifying shares and other similar shares required to be issued pursuant to Applicable Laws of the jurisdiction of organization of such Subsidiary) are at the time owned by the Borrower and/or one or more Wholly-Owned Subsidiaries, and (b) any partnership, association, joint venture, limited liability company or other entity in which the Borrower and/or one or more Wholly-Owned Subsidiaries have 100% equity interests at such time (other than, in the case of any Foreign Subsidiary, director’s or manager’s qualifying interests and other similar interests required to be issued pursuant to Applicable Laws of the jurisdiction of organization of such Subsidiary).

Section 1.2 Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Sections and the use of captions is for convenience of reference only and shall not modify or affect the interpretation of this Agreement; the words “herein,” “hereof,” “hereunder” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule; and any reference to any Transaction Document means such document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3 Business Day Adjustment. If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made by the Business Day immediately preceding the day by which such payment is due to be made.

Section 1.4 Register.

(a) The Borrower shall record on its books and records the amount of the Notes, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the principal amount of the Notes outstanding and the interest and payments thereon.

(b) The Borrower shall establish and maintain at its address referred to in Section 6.1, a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment) hereunder in the Notes of each Purchaser, and any assignment of any such interest, and accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Purchasers (and any change thereto pursuant to this Agreement), (2) the principal amount of the Notes outstanding and each funding of any participation therein, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Purchasers from the Borrower and its application to the Notes.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Notes are registered obligations, the right, title and interest of the Purchasers and their assignees in and to the Notes shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Borrower and the Purchasers shall treat each Person whose name is recorded in the Register as a Purchaser for all purposes of this Agreement. Information contained in the Register with respect to any Purchaser shall be available for access by the Borrower or such Purchaser at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 2

THE NOTES

Section 2.1 Use of Proceeds. The proceeds from the issuance and sale of the Notes will be used for working capital, and other lawful corporate purposes.

Section 2.2 Issuance and Sale of Notes. Subject to the conditions set forth in Article 4 and this Section 2.2:

(a) On the Agreement Date, each Purchaser shall purchase the Tranche 1 Notes from the Borrower, and the Borrower shall issue the Tranche 1 Notes to such Purchaser, in a principal amount equal to such Purchaser’s Percentage Allocation.

(b) The subsequent purchases of Notes shall consist of the Tranche 2 Notes, the Tranche 3 Notes and the Tranche 4 Notes. Each subsequent purchase shall be made upon the Borrower’s request (a “Note Purchase Request”) in the form of Schedule 1, delivered to the Purchasers from time to time not fewer than 15 Business Days prior to the date designated by the Borrower in the Note Purchase Request for such purchase (a “Subsequent Purchase Date”); provided, however, that the Subsequent Purchase Date shall be no earlier than the second Business Day of the month following the month in which the Note Purchase Request is delivered. The Purchasers shall fulfill each Note Purchase Request thereafter in accordance with their respective percentage allocations set forth on Schedule 2, as such percentage allocations may be revised by the Purchasers from time to time so long as the aggregate percentage allocations for the Purchasers shall remain 100% (the “Percentage Allocation”). The Borrower shall be obligated to deliver Note Purchase Requests for the Tranche 2 Notes, the Tranche 3 Notes and the Tranche 4 Notes at the earlier to occur of the satisfaction of the conditions set forth for the applicable tranche of Notes in Section 4.1 or the waiver by the Purchasers of such conditions; provided that the Borrower may not deliver a Note Purchase Request after December 30, 2014.

(c) On each Subsequent Purchase Date, each Purchaser shall purchase the applicable Note issuable on such date, and the Borrower shall issue such Note to such Purchaser, in a principal amount equal to such Purchaser’s Percentage Allocation of the Notes.

(d) On the Agreement Date and on each Subsequent Purchase Date (i) each Purchaser shall deliver to the Borrower by wire transfer funds to a deposit account specified by the Borrower, an amount in readily available funds equal to the purchase price payable by such Purchaser for the Note purchased by such Purchaser on such date; and (ii) the Borrower shall issue and deliver to each Purchaser a Note in the principal amount of the Note purchased by such Purchaser on such date.

Section 2.3 Payment of the Notes.

(a) The Borrower shall repay to the Purchasers 25% of the initial outstanding principal amount of the Tranche 1 Note on the third, fourth, fifth and sixth anniversaries of the Agreement Date. If any other tranche of Notes are issued, the Borrower shall repay to the Purchasers 25% of the initial outstanding principal amount of such tranche of Notes on the applicable third, fourth, fifth and sixth anniversaries of the applicable dates such tranche of Notes was issued. For the purpose of calculating the amount to be paid by the Borrower under this Section 2.3(a), the initial outstanding principal amount of each tranche of Notes shall be reduced by the amount of any principal of such Notes that any Purchaser elects to convert into Common Stock of the Borrower in accordance with the terms of the Notes.

(b) The Borrower shall repay to the Purchasers the outstanding principal amount of the Notes on the earlier to occur of (i) the Final Payment Date, (ii) the date the principal amount of the Notes is due and payable following an Event of Default and (iii) the Major Transaction Put Date. Each payment under this Section 2.3(b) shall be applied first, to accrued and unpaid interest and second, to principal and shall be allocated among the Purchasers in accordance with the Percentage Allocation.

(c) If the Tranche 2 Conditions have not been satisfied on or prior to the public release by the Borrower of the Phase III Data, the Borrower shall have the right, but not the obligation, exercisable by notice delivered to the Purchasers within 60 days after the release of such data, to prepay the outstanding principal amount of the Tranche 1 Notes for an amount equal to 110% of such principal amount, plus the payment of all accrued, unpaid interest to the date of payment. The Borrower shall not be able to prepay the Notes other than as set forth in this Section 2.3(c) or in Section 2.3(d).

(d) On a Major Transaction Put Date, the Borrower shall prepay the Notes in full by paying Purchasers simultaneously with the consummation of the Major Transaction an amount (the “Put Price”) equal to the sum of the outstanding principal amount of the Notes plus all interest accrued and unpaid on such date.

Section 2.4 Manner of Payments. Payments of any amounts due to the Purchasers under the Notes or this Agreement shall be made in Dollars in immediately available funds prior to 11:00 a.m. New York City time on such date that any such payment is due, at such financial institution as the Purchasers shall from time to time designate in writing at least 5 Business Days prior to the date such payment is due. The Borrower shall pay all costs (administrative or otherwise) imposed by any financial institution in connection with making any payments under the Notes or this Agreement, except for any costs imposed by the Purchasers’ banking institutions.

Section 2.5 Taxes, Duties and Fees.

(a) Any and all payments hereunder or under any other Transaction Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Indemnified Taxes except as required by applicable law. If Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Transaction Document, (i) the sum payable shall be increased by as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5) each Purchaser shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such Taxes, Borrower shall furnish to the applicable Purchaser the original or a certified copy of a receipt evidencing payment thereof or other written evidence of such payment reasonably satisfactory to such Purchaser.

(b) In addition, Borrower agrees to pay, and authorizes each Purchaser to pay in its name, all Other Taxes. Within 30 days after the date of any payment of Other Taxes, Borrower shall furnish to the applicable Purchaser the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Purchaser.

(c) Borrower shall reimburse and indemnify, within 10 days after receipt of demand therefor, each Purchaser for all Indemnified Taxes (including all Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5(c)) paid by such Purchaser, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Purchaser(s) setting forth the amounts to be paid thereunder and delivered to Borrower shall be conclusive, binding and final for all purposes, absent manifest error.

(d) Each Purchaser (other than a Foreign Person (as hereinafter defined)) shall provide to Borrower a properly completed and executed IRS Form W-9 certifying that such Purchaser is organized under the laws of the United States and is not subject to U.S. backup withholding Tax. Each Purchaser organized under the laws of a jurisdiction outside the United States (a “Foreign Person”) that is entitled to an exemption from or reduction in U.S. withholding tax shall provide Borrower with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-8IMY or other applicable form, or any other applicable certificate or document reasonably requested by the Borrower certifying such exemption or reduction (including without limitation, the W-8BEN-E when adopted or such other form as may be necessary for the Company to comply with its obligations under FATCA and to determine whether the Foreign Person has complied with its obligations under FATCA, and if the Foreign Person is a disregarded entity for United States tax purposes, then the applicable certificate or document shall be provided by the non-disregarded owner of any entity disregarded for United States tax purposes if and as required by applicable law), and, if such Foreign Person is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Person is not a “bank” for purposes of

Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code, or any successor provisions thereto). Each Purchaser shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Provided that the Borrower receives from Deerfield Private Design International II, L.P., properly completed and executed IRS forms indicating its status as a Foreign Person (together with such additional IRS forms, if any, as may be required to be delivered with respect to its beneficial owners) and the Portfolio Interest Certificate and (if and when such certification is required under applicable U.S. tax law in order to avoid withholding due to FATCA) such further certification as is necessary to establish its exemption from withholding under FATCA, Borrower shall not withhold on any payments to such Purchaser under this Agreement under the U.S. tax laws currently in effect. Any forms provided by a Purchaser pursuant to this Section shall be updated or replaced by such Purchaser if and when required by law.

(e) If a Purchaser determines in good faith that it has received a refund from a Government Authority of any Indemnified Taxes previously paid or reimbursed by Borrower, such Purchaser shall promptly pay such refund to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Purchaser incurred in obtaining such refund, provided that the Borrower, upon the request of such Purchaser, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Purchaser if such Purchaser is required to repay such refund to such Governmental Authority. Nothing in this Section shall require any Purchaser to disclose any information it deems confidential (including, without limitation, its tax returns) to any Person, including Borrower.

Section 2.6 Costs, Expenses and Losses. If, as a result of any failure by the Borrower to pay any sums due under this Agreement on the due date therefor (after the expiration of any applicable grace periods), or to issue Notes in accordance with the Note Purchase Requests (other than as a result of a breach by a Purchaser), the Purchasers shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to purchase Notes, the Borrower shall pay to the Purchasers upon their request the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Purchasers setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to purchase Notes or any portion thereof.

Section 2.7 Interest. The outstanding principal amount of the Notes shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed). Accrued interest shall be paid commencing on September 30, 2013 and thereafter quarterly in arrears on the last Business Day of each December, March, June and September thereafter.

Section 2.8 Interest on Late Payments. Without limiting the remedies available to the Purchasers under the Transaction Documents or otherwise, to the maximum extent permitted by Applicable Laws, if the Borrower fails to make a required payment of principal or interest with respect to the Notes when due (after the expiration of any applicable grace periods), the Borrower shall pay, in respect of such principal and interest at the rate per annum equal to the Interest Rate plus ten percent (10%) for so long as such payment remains outstanding. Such interest shall be payable on demand.

Section 2.9 Fee and Costs. The Borrower will reimburse the Purchasers within thirty (30) days of an invoice from the Purchasers, subject to a maximum amount of $500,000, for reasonable, documented expenses for attorneys, accountants and other professional advisors, and other out-of-pocket expenses incurred by the Purchasers in connection with their due diligence, negotiation and documentation of the transactions contemplated by the Transaction Documents; provided, however, that the fees and expenses of any independent consultant retained in connection with the Tranche 2 Requirement shall not exceed $20,000 plus travel and travel time if any necessary and relevant data is not provided in an electronic data room. At the Purchasers’ election, such reimbursed amounts may be deducted from the aggregate purchase price for the Tranche 1 Notes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Borrower. The Borrower represents and warrants as of the Agreement Date and the date of each Subsequent Purchase Date that except as set forth in the Disclosure Letter or in the Borrower’s SEC Reports:

(a) The Borrower is conducting its business in compliance with its Organizational Documents, which are in full force and effect.

(b) No Default or Event of Default (or any other default or event of default, however described) has occurred under any of the Transaction Documents.

(c) The Borrower (i) is capable of paying its debts as they fall due, is not unable and has not admitted its inability to pay its debt as they fall due, (ii) is not bankrupt or insolvent and (iii) has not taken action, and no such action has been taken by a third party, for the Borrower’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for such Credit Party or any or all of its assets or revenues.

(d) As of the date hereof, no Lien exists on its assets, except for Permitted Liens.

(e) Its obligation to make any payment under the Notes (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

(f) No Indebtedness of the Borrower exists other than Permitted Indebtedness.

(g) The Borrower is validly existing as a corporation in good standing under the laws of Delaware. It has full power and authority to own its properties and conduct its business, and is duly qualified to do business as a foreign entity and is in good standing (or equivalent concept) in each jurisdiction in which the conduct of its business makes such qualification necessary and in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(h) There is not pending or, to its knowledge, threatened in writing, any action, suit or other proceeding before any Government Authority that would reasonably be expected to have a Material Adverse Effect (a) to which the Borrower is a party or (b) which has as the subject thereof any assets owned by the Borrower. There are no current or, to the knowledge of the Borrower, pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which the Borrower or any of its assets is subject that would reasonably be expected to have a Material Adverse Effect.

(i) The Transaction Documents have been duly authorized, executed and delivered by the Borrower, and constitute the valid, legal and binding obligation of the Borrower enforceable in accordance with their terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance of the Transaction Documents by the Borrower and the consummation of the transactions therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any assets of the Borrower pursuant to, any agreement to which the Borrower is a party or by which the Borrower is bound or to which any of the assets of the Borrower are subject, (B) result in any violation of or conflict with the provisions of the Organizational Documents or (C) result in the violation of any law or any judgment, order, rule, regulation or decree of any Governmental Authority, except in the cases of clauses (A) and (C) above, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization or order of, or registration or filing with any Government Authority is required for the execution, delivery and performance of any of the Transaction Documents or for the consummation by the Borrower of the transactions contemplated by the Transaction Documents. The Borrower has the corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated under the Transaction Documents, except for registrations and filings in connection with the issuance of the shares of Common Stock pursuant to the Transaction Documents, filings, recordings or registrations contemplated by the Security Agreements and filings necessary to comply with laws, rules, regulations and orders required in the ordinary course of business.

(j) [Reserved]

(k) The Borrower has good and marketable title to all of its material assets free and clear of all Liens except Permitted Liens. To the knowledge of the Borrower, the material property held under lease by the Borrower is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Borrower.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower owns or has the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, all of the Intellectual Property (as defined below) that is necessary to manufacture and sell the Product within the United States (the “IP”) (other than, prior to its receipt, FDA approval) and to conduct its business as currently conducted. Except as disclosed in the Disclosure Letter, there is no outstanding or pending, or, to the knowledge of the Borrower, threatened in writing action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of Borrower in or to, (i) as of the Agreement Date, any IP, and (ii) as of any other date, any material IP, and the Borrower has not received any written notice regarding, any such action, suit, or other proceeding. The Borrower has not infringed or misappropriated any material rights of others, except as would not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, except as disclosed in the Disclosure Letter, there is no pending or, to the knowledge of the Borrower, threatened action, suit, other proceeding or claim by others that the Borrower infringes upon, violates or uses the Intellectual Property rights of others without authorization, and the Borrower has not received any written notice regarding, any such action, suit, other proceeding or claim. The term “Intellectual Property” as used herein means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other Intellectual Property, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(m) No event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject, except for such breaches or defaults as would not reasonably be expected to have a Material Adverse Effect.

(n) All of the issued and outstanding shares of capital stock of the Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing; the Notes and the Conversion Shares (as defined in the Notes), have been duly authorized and the Conversion Shares, when issued, delivered and paid for in accordance with the terms of the Notes, will have been validly issued and will be fully paid and nonassessable. There are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of any shares of Common Stock issuable upon conversion of the Notes pursuant to the Organizational Documents or any agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound. As of the date of this Agreement, all of the issued and outstanding shares of capital stock of each of the Borrower’s Subsidiaries have been duly and validly authorized and issued and, in the case of a corporation that is not a Foreign Subsidiary, are fully paid and nonassessable, and the Borrower owns of record and beneficially, free and clear of any claims, Liens (other than Permitted Liens) and voting proxies, all of the issued and outstanding shares of such stock.

(o) Neither the Borrower nor any of its Subsidiaries, or any of its or their Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes and/or the Conversion Shares.

(p) Assuming the accuracy of each of the representations and warranties set forth in Section 3.3, none of the Borrower, its Subsidiaries, any of their Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Notes or the Conversion Shares under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Notes and Conversion Shares to require approval of stockholders of the Borrower for purposes of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Borrower are listed or designated. None of the Borrower, its Subsidiaries, their Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Notes or the Conversion Shares under the Securities Act or cause the offering of the Notes and Conversion Shares to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

(q) All U.S. federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Government Authorities or extensions thereof, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein and all other material Taxes, assessments and other governmental charges otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Agreement Date, no material Tax Return of the Borrower or any of its Subsidiaries is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any material claim for Taxes has been given or made in writing to the Borrower or any of its Subsidiaries by any Government Authority. Each Tax Affiliate has properly withheld all material amounts required to be withheld by such Tax Affiliate from its respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of

Applicable Laws and such withholdings have been timely paid to the respective Government Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

(r) As of the Agreement Date, the Borrower has not granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products, services or Intellectual Property to any other Person except in the ordinary course of business and is not bound by any agreement that affects the right of the Borrower to develop, manufacture, produce, assemble, distribute, license, market or sell its products, services or Intellectual Property except in the ordinary course of business.

(s) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in each case in clauses (A) through (C), the Borrower: (A) has not received any warning letter or other correspondence or notice from the FDA or from any other Government Authority as of the Agreement Date alleging or asserting noncompliance with Applicable Laws; (B) except for approval from the FDA and other Governmental Authorities to market and sell the Product, possesses all licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any Applicable Laws (together, the “Authorizations”), which are valid and in full force and effect and has not received any notice from the FDA or any other Government Authority as of the Agreement Date alleging or asserting noncompliance with any Authorizations; and (C) has not received written notice that any Government Authority has taken, is taking, or intends to take action to limit, suspend, modify or revoke any Authorization and has no knowledge that any Government Authority is considering such action.

(t) The unaudited financial statements of the Borrower dated as of March 31, 2013 filed with the SEC, together with the related notes, fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved, subject to year-end adjustments; and, except as disclosed therein, there are no material off-balance sheet arrangements or any other relationships with unconsolidated entities or other persons, that may have a material current or, to the Borrower’s knowledge, material future effect on its financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

(u) The Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for material assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(v) (i) To the knowledge of the Borrower, no “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code and not exempt under ERISA Section 408 and the regulations and published interpretations thereunder or any individual or class exemption issued under ERISA or the Code has occurred with respect to any Employee Benefit Plan, except as for such transaction that would not have a Material Adverse Effect, (ii) at no time within the last seven (7) years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or has or had any liability or obligation in respect of any Employee Benefit Plan subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA or any multiple employer plan for which the Borrower or any ERISA Affiliate has incurred or could incur liability under Section 4063 or 4064 of ERISA, (iii) no Employee Benefit Plan represents any current or future liability for retiree health, life insurance, or other retiree welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law, (iv) to the knowledge of the Borrower, each Employee Benefit Plan is and has been operated in compliance with its terms and all Applicable Laws, including but not limited to ERISA and the Code, except for such failures to comply that would not have a Material Adverse Effect, (v) to the knowledge of the Borrower, no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject the Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or liability imposed by ERISA, the Code or other Applicable Law, except for any such tax, fine, lien, penalty or liability that would not, individually or in the aggregate, have a Material Adverse Effect, (vi) the Borrower does not maintain any Foreign Benefit Plan, (vii) the Borrower does not have any obligations under any collective bargaining agreement. As used in this clause (s), “Employee Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, including, without limitation, all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Borrower or any of its respective Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has any present or future obligation or liability; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any member of the Borrower’s controlled group as defined in Code Section 414 (b), (c), (m) or (o); and “Foreign Benefit Plan” means any Employee Benefit Plan established, maintained or contributed to outside of the United States of America or which covers any employee working or residing outside of the United States of America.

(w) Subsequent to March 31, 2013 through the Agreement Date, neither the Borrower nor any of its Subsidiaries has declared or paid any dividends or made any distribution of any kind with respect to its capital stock except pursuant to equity incentive plans and employee stock purchase plans; and there has not been any change in its capital stock (other than a change in the number of outstanding shares of Common Stock), or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock of the Borrower or any of its Subsidiaries except pursuant to equity incentive plans and employee stock purchase plans.

(x) As of the Agreement Date, the Borrower has no Subsidiaries except as set forth in the Disclosure letter.

Section 3.2 Borrower Acknowledgment. The Borrower acknowledges that it has made the representations and warranties in Section 3.1 with the intention of persuading the Purchasers to enter into the Transaction Documents and that the Purchasers have entered into the Transaction Documents on the basis of, and in full reliance on, each of such representations and warranties.

Section 3.3 Representations and Warranties of the Purchasers. Each Purchaser represents and warrants to the Borrower that:

(a) Such Purchaser is duly organized and validly existing under the laws of the jurisdiction of its formation.

(b) Each Transaction Document to which it is a party has been duly authorized, executed and delivered by such Purchaser and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(c) Such Purchaser has full power and authority to purchase the Notes on the Agreement Date and each Subsequent Purchase Date and to enter into and perform its other obligations under each of the Transaction Documents and carry out the other transactions contemplated thereby.

(d) Such Purchaser is acquiring the Notes for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Purchaser does not agree, or make any representation or warranty, to hold any of the Notes for any minimum or other specific term and reserves the right to dispose of the Notes at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Notes in violation of applicable securities laws. As used in this paragraph, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(e) Such Purchaser understands that the Notes are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Borrower is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Notes.

(f) Such Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment. The Notes must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption for such registration is available.

(g) The Notes may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, including, among other things, the availability of certain current public information about the Borrower and the resale following the required holding period under Rule 144.

(h) Such Purchaser will not make any disposition of all or any part of the Notes until:

(i) The Borrower shall have received a letter secured by such Purchaser from the SEC stating that no action will be recommended to the SEC with respect to the proposed disposition;

(ii) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(i) Such Purchaser shall have notified the Borrower of the proposed disposition and, in the case of a sale or transfer in a so called “4(1) and a half” transaction, shall have furnished counsel for the Borrower with an opinion of counsel on customary form. The Borrower agrees that it will not require an opinion of counsel with respect to transactions under Rule 144 of the Securities Act.

(j) Such Purchaser understands and agrees that the Notes issued to the Purchasers may bear the following legend.

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT.”

(k) Such Purchaser is an “accredited investor” as defined in Regulation D promulgated the Securities Act.

ARTICLE 4

CONDITIONS OF PURCHASES OF THE NOTES

Section 4.1 Conditions to each Purchase of the Notes. (a) The obligation of the Purchasers to purchase Notes shall be subject to the fulfillment of the following conditions:

(i) The Purchasers shall have received from the Borrower executed counterparts of the Transaction Documents, a certificate as to Organizational Documents, resolutions and incumbency, and an opinion of its counsel reasonably acceptable to the Purchasers;

(ii) No Default or Event of Default has occurred or would result from the purchase of the applicable tranche of the Notes; and

(iii) The representations and warranties of the Borrower set forth in Section 3.1 shall be true and correct as of the date of such purchase as if made on that date, except to the extent such representations and warranties relate to an earlier date.

(b) The obligation of the Purchasers to purchase the Tranche 2 Notes shall be subject to (i) the Tranche 2 Requirement and (ii) the shares of Common Stock issuable upon conversion of the Tranche 1 Notes being Freely Tradeable (together, the “Tranche 2 Conditions”).

(c) The obligation of the Purchasers to purchase the Tranche 3 Notes shall be subject to (i) the repayment of the Borrower’s 3.75% Senior Convertible Notes due 2013 with the funds made available by the purchase of the Tranche 3 Notes, (ii) the Tranche 2 Conditions having been satisfied, and (iii) the shares of Common Stock issuable upon conversion of the Tranche 1 Notes and the Tranche 2 Notes being Freely Tradeable (the “Tranche 3 Conditions”).

(d) The obligation of the Purchasers to purchase the Tranche 4 Notes shall be subject to (i) FDA approval of a new drug application for the Product, (ii) the Tranche 3 Conditions having been satisfied, and (iii) the shares of Common Stock issuable upon conversion of the Tranche 1 Notes, the Tranche 2 Notes and the Tranche 3 Notes being Freely Tradeable (the “Tranche 4 Conditions”).

(e) The Purchasers may, in the exercise of their sole discretion, waive any of the conditions to the purchase of any Notes and purchase such Notes.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1 Affirmative Covenants. Unless the Required Purchasers shall otherwise agree:

(a) The Borrower shall maintain its existence and qualify and remain qualified to do its business as currently conducted, except where the failure to maintain such qualification would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower shall obtain and keep in full force and effect all Authorizations required to conduct their businesses, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower shall promptly notify the Purchasers of the occurrence of (i) any Default or Event of Default and (ii) any claim, litigation, arbitration, mediation or administrative or regulatory proceeding that are instituted or threatened against it; except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that if the Borrower has outstanding any class of publicly traded securities, such notice shall be given concurrently with public disclosure of any such event, and (iii) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an event of default (however described) under any Transaction Document.

(e) (i) If the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the Borrower will provide to the Purchasers quarterly consolidated financial statements and a balance sheet for each of its Subsidiaries within 45 days after the end of each fiscal quarter (other than the fourth quarter of any fiscal year), and consolidated audited annual financial statements of each of its Subsidiaries within 10 months after the end of each fiscal year prepared in accordance with GAAP with a report thereon by the Borrower’s independent certified public accountants; (ii) the Borrower will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the Exchange Act) any annual, quarterly and other periodic reports (excluding (1) current reports on Form 8-K required solely pursuant to Item 1.01, 1.02, 1.04, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) and (2) once both (x) all Notes that could be convertible into shares have been issued hereunder and (y) all shares issued or issuable upon conversion of such Notes (including shares that could become issuable upon conversion of Notes that have not yet been issued) have become Freely Tradable (without regard to the proviso to the definition of Freely Tradable), any current reports on Form 8-K) required pursuant to Section 13 or 15(d) of the Exchange Act required to be filed by the Borrower, and (iii) the Borrower will provide to the Purchasers copies of all documents, reports, financial data and other information that the Purchasers may reasonably request; provided that the Borrower shall not be required to provide or otherwise disclose any material non-public information.

(f) The Purchasers may order updated ALTA surveys (“Updated Surveys”) with respect to the real property encumbered by the CA Deed of Trust and the CT Mortgage (the “Real Property”). The Borrower shall cooperate with the surveyor and permit the surveyor to enter onto the Real Property during normal business hours, with reasonable advance notice. The Borrower shall have the right to have a representative accompany the surveyor at all times. Within fifteen (15) business days after the Borrower’s receipt of a detailed invoice from the surveyor and proof of payment by Purchasers thereof, the Borrower shall reimburse the Purchasers for the reasonable out-of-pocket costs incurred by Purchasers in connection with obtaining such Updated Surveys, up to a maximum amount of $20,000. The Purchasers may also obtain an endorsement to the lender’s title insurance policies insuring the Lien of the CA Deed of Trust and the CT Mortgage that either deletes the survey exception or limits the survey exception to those items show on the Updated Surveys. For the avoidance of all doubt, the Purchasers shall have no right to object to any matter shown on the Updated Surveys, and each such encumbrance shown on the Updated Surveys shall be a “Permitted Lien” hereunder. In no event shall any matter disclosed on the Updated Surveys result in an Event of Default hereunder, nor be a cause for the Purchasers to delay or refuse to make any future funding of any tranche of the Notes under this Agreement.

Section 5.2 Negative Covenants. Unless the Required Purchasers shall otherwise agree:

(a) The Borrower shall not and shall not permit any Subsidiary to (i) liquidate, provided that a Subsidiary may merge into the Borrower or any other Subsidiary, or dissolve (unless such Subsidiary ceases to own any operating assets or conduct business), or (ii) enter into any merger consolidation or reorganization, unless the Borrower or a Wholly-Owned Subsidiary is the surviving corporation. The Borrower shall not establish any Subsidiary unless such Subsidiary delivers to the Purchasers a joinder agreement to the Guaranty and Security Agreement; provided, that (x) any Insulin Subsidiary, any Oncology Subsidiary or any Inactive Subsidiary shall not be required to deliver a joinder to the Guarantee and Security Agreement, and (y) a Foreign Subsidiary or a Foreign Subsidiary Holding Company shall not be required to deliver a Guarantee and Security Agreement to the extent such delivery would reasonably be expected to have a 956 Impact. A “956” Impact” will be deemed to exist with respect to the issuance of a guaranty by, or grant of a lien by, a Subsidiary, if any of the foregoing would reasonably be expected to result in any material adverse tax consequences as a result of the application of Section 956 of the Code as amended from time to time.

(b) The Borrower shall not and shall not permit any Subsidiary to (a) create, incur or suffer any Lien upon any of the Collateral, except for Permitted Liens, or (b) assign, sell, transfer or otherwise dispose of, any Transaction Document, or its rights and obligations thereunder.

(c) The Borrower shall not and shall not permit any Subsidiary to create, incur, assume, guarantee or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

(d) The Borrower shall not and shall not permit any Subsidiary to acquire , directly or indirectly, in one or more related transaction, all or substantially all of the assets or equity interests of a Person (other than the acquisition of assets in the ordinary course of business, the acquisition of the assets of a Subsidiary of the Borrower, the acquisition of equity interests of a Subsidiary upon the formation thereof and the acquisition of equity interests in any joint ventures or partnerships or other entity in connection with an Excluded Transaction) for a consideration, inclusive of earnouts and assumed Indebtedness, in cash or other property (valued at its fair market value) greater than $1,000,000 individually.

(e) The Borrower shall not (i) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with an Affiliate (other than a Wholly-Owned Subsidiary), whereby its income or profits are shared with another Person (other than a Wholly-Owned Subsidiary), (ii) enter into any management contract or similar agreement whereby a substantial part of its business is managed by another Person; or (iii) distribute, or permit the distribution of, any of its assets, including its intangibles, to any of its shareholders in such capacity or its Affiliates (other than a Wholly-Owned Subsidiary); provided, however, that the Borrower may enter into Excluded Transactions.

Section 5.3 Major Transaction Put. The Borrower shall give the Purchasers notice (“Major Transaction Notice”) of a Major Transaction at least 20 Business Days prior to the anticipated effective date for such transaction or, if the Borrower has outstanding any class of publicly traded securities, not later than 2 Business Days following the public announcement thereof. If the Successor Entity in such Major Transaction does not satisfy the Qualification Criteria, (as defined below) the Purchasers, in the exercise of their sole discretion, may deliver within 5 days after the receipt of such Major Transaction Notice, a notice to the Borrower (the “Put Notice”), declaring that the Put Price shall become due and payable on the Major Transaction Put Date; provided, however, that the Put Notice is delivered at least 10 Business Days prior to the Major Transaction Put Date or, if notice of such Major Transaction is given by the Borrower less than 20 Business Days prior to the Major Transaction Put Date, at least 7 calendar days prior to the Major Transaction Put Date. If the Purchasers deliver a Put Notice, then on the Major Transaction Put Date, the Borrower shall pay the Put Price to the Purchasers and the Obligations shall terminate; provided that, for the avoidance of doubt, the obligations under the Milestone Agreement shall not terminate. The Borrower shall not consummate any Major Transaction without complying with the provisions of this Section 5.3. For the purpose of this Section 5.3, the Qualification Criteria shall mean either (I) (x) the product of (a) the number of outstanding shares of each of the Successor Entity’s class of securities and (b) the Volume Weighted Average Price for each such class as of the fifth Trading Day next preceding such announcement (the “Market Cap”) is at least $5 billion and (y) the percentage that the outstanding indebtedness of such Successor Entity represents of such Successor Entity’s Enterprise Value is less than 20%, or (II) the rating assigned by S&P to the long-term debt of the Successor Entity following a Major Transaction is at least “A-” (or has an equivalent rating on Moody’s or a comparable rating agency). Enterprise Value shall mean the sum of the Market Cap and such indebtedness minus Cash and Cash Equivalents as reflected on the balance sheet of such entity.

Section 5.4 General Acceleration Provision upon Events of Default. If any of the events specified in this Section 5.4 shall have happened and be continuing beyond the applicable cure period (each, an “Event of Default”), the Purchasers, by written notice to the Borrower, may declare the principal of, and interest (whether accrued and unpaid or not accrued) on, the Notes or any part of any of them (together with any other Obligations accrued or payable) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Notes and all other rights acquired in connection with the Notes:

(a) The Borrower shall have failed to pay (i) principal when due, or (ii) interest and any other amounts due under the Notes within five (5) Business Days of their due date.

(b) The Borrower shall have failed to observe or perform any covenant contained in any Transaction Document and the Milestone Agreement (other than the covenant described in (a) above), and such failure shall not have been cured by the Borrower within (i) 60 days after such failure in the case of a breach of Section 5.1(e)(ii) (it being agreed that a cure of such breach within such period is “timely”, as such term is used in such Section) or (ii) 30 days after receiving written notice of such failure from the Purchasers in the case of any other covenant.

(c) Any representation or warranty made by the Borrower in any Transaction Document shall have been incorrect, false or misleading as of the date it was made, deemed made, reaffirmed or confirmed.

(d) (i) The Borrower or any Significant Subsidiary shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Borrower or any Significant Subsidiary shall declare a moratorium on the payment of its debts; (iii) the commencement by the Borrower or any Significant Subsidiary of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any Applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against the Borrower or any Significant Subsidiary of a proceeding in any court of competent jurisdiction under any bankruptcy or other Applicable Laws (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days or any other event shall have occurred which under any Applicable Laws would have an effect analogous to any of those events listed above in this subsection.

(e) One or more judgments against the Borrower taken as a whole or attachments against any of its property, which in the aggregate exceed $100,000 (net of any anticipated insurance proceeds), and such judgment(s) remains unstayed on appeal, undischarged, unbonded or undismissed for a period of 90 days from the date of entry of such judgment.

(f) Any Authorization held by the Borrower shall have been suspended, canceled or revoked, and such suspension, cancellation or revocation would reasonably be expected to have a Material Adverse Effect, and such suspension, cancellation or revocation shall not have been cured within 30 days.

(g) Any Authorization necessary for the execution, delivery or performance of any Transaction Document or for the validity or enforceability of any of the Obligations is not given or is withdrawn or ceases to remain in full force or effect.

(h) The validity of any material provisions of any of the Transaction Document shall be contested by the Borrower or any treaty, law, regulation, communiqué, decree, ordinance or policy of any jurisdiction in the United States shall purport to render any material provision of any Transaction Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by the Borrower of the Obligations.

(i) There is a failure to perform in any agreement to which the Borrower is a party resulting in a right by a third party to accelerate the maturity of any Indebtedness in an amount in excess of $500,000 and such acceleration is not rescinded or such Indebtedness is not contested in good faith or paid or otherwise discharged.

(j) The amount of Cash and Cash Equivalents on the last day of each fiscal quarter is less than $25,000,000.

(k) A Delivery Failure (as defined in the Notes) shall have occurred and such Delivery Failure is not cured within 5 Business Days.

(l) At any time following the Registration Deadline (as defined in the Registration Rights Agreement) with respect to any Note but prior to the six month anniversary of the issuance of such Note, both (i) the Conversion Shares (as defined in the Notes) are not eligible for resale under the Securities Act under an effective registration statement covering the resale of the Conversion Shares (a “Clause (l) Failure”) and, (ii) the Borrower has failed to use its best efforts to prevent the occurrence of such Clause (l) Failure.

(m) At any time following the six month anniversary of the issuance of any Note, the shares of Common Stock issuable upon conversion of such Notes are not Freely Tradeable.

Section 5.5 Automatic Acceleration Upon Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Notes (together with any other Obligations accrued or payable) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 5.6 Recovery of Amounts Due. If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Purchasers to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Purchasers.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when read by electronic mail (sender shall have received a “read by recipient” confirmation) in each case addressed to the Party to which it is required or permitted to be given or made at such Party’s address as specified below or such other address as such Party shall have designated by notice to the other Parties.

If to the Borrower:

28903 North Avenue Paine

Valencia, California 91355

Attn: Matthew Pfeffer

Fax: (661) 775-2099

Email: mpfeffer@mannkindcorp.com

With copy to:

Gian-Michele a Marca

Cooley LLP

101 California Street

San Francisco, CA 94111-5800

Fax: (415) 693-2222

Email: gmamarca@cooley.com

If to the Purchasers:

Deerfield Management Borrower, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Attn: David J. Clark

Fax: 212-599-3075

Email: dclark@deerfield.com

With a copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022

Attn: Mark I. Fisher, Esq.

Fax: (212) 940-8776

Email: mark.fisher@kattenlaw.com

Section 6.2 Waiver of Notice. Whenever any notice is required to be given to the Purchasers or the Borrower under the any of the Transaction Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3 Reimbursement of Legal and Other Expenses. If any amount owing to the Purchasers under any Transaction Document shall be collected through enforcement of any Transaction Document, any refinancing or restructuring of the Notes in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Obligations) reasonable attorneys’ and other fees and expenses incurred in respect of such collection.

Section 6.4 Governing Law; Dispute Resolution; Legal Proceedings. This Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be performed in such State. If the Purchasers do not agree with the Borrower’s determination regarding clause (ii) of the definition of Tranche 2 Requirement the Purchasers shall so notify Borrower in writing, and an independent third party expert mutually engaged by the Borrower and the Purchasers shall make such determination, which shall be binding on the Borrower and the Purchasers. Subject to the immediately preceding sentence all legal proceedings concerning the interpretation and enforcement of this Agreement (whether brought against a Party or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in The City of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or other proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or other proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or other proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(a) Each Party hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of any Transaction Document or the transactions contemplated by any Transaction Document.

(b) To the extent that the Parties may, in any suit, action or other proceeding brought in any court arising out of or in connection with any Transaction Document, be entitled to the benefit of any provision of law requiring the Borrower or the Purchasers, as applicable, in such suit, action or other proceeding to post security for the costs of the Borrower or the Purchasers, as applicable, or to post a bond or to take similar action, the Parties hereby irrevocably waive such benefit, in each case to the fullest extent now or hereafter permitted under any applicable laws.

Section 6.5 Successors and Assigns. This Agreement shall inure to the successors and assigns of the Parties, except that (a) the Borrower may not assign or otherwise transfer all or any part of its rights under the Transaction Documents without the prior written consent of the Purchasers and (b) the Purchasers may not assign their obligations under this Agreement prior to the earlier of the issuance of the Tranche 4 Notes and December 30, 2014 other than to an Affiliate without the prior written consent of the Borrower and unless the assignee or transferee expressly agrees to assume such Purchaser’s obligations hereunder. The Purchasers may sell or otherwise transfer the Notes, provided that the Purchaser shall have complied with the transfer provisions in Section 10 of the Notes and shall have provided notice of the transfer to the Borrower for recordation in the Register pursuant to Section 1.4. Upon receipt of a notice of a transfer of an interest in a Note, the Borrower shall record the information and the identity of the transferee in the Register and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Purchaser hereunder.

Section 6.6 Entire Agreement. The Transaction Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of the Borrower and the Required Purchasers.

Section 6.7 Severability. If any provision of this Agreement shall be unenforceable, the enforceability of the remaining provisions shall not be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the unenforceable provision with a valid provision the economic effect of which comes as close as possible to that of the unenforceable provision.

Section 6.8 Counterparts. This Agreement may be executed by on separate counterparts, each of which and any copies thereof shall be deemed an original that together shall constitute one agreement.

Section 6.9 Survival.

(a) The Parties have relied on all agreements, representations and warranties made in the Transaction Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the purchases of the Notes hereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until all Obligations shall have been fully paid in accordance with the provisions thereof, and the Purchasers shall not be deemed to have waived, by reason of purchasing the Notes, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Purchasers may have had notice of any such Event of Default or may have had notice that such representation or warranty was false or misleading at the time a purchase of the Notes was made.

(b) The obligations of the Borrower under Sections 1.4 and 2.5 and the obligations of the Borrower and the Purchasers under this Article 6 shall remain in full force and effect regardless of the repayment of the Notes, or the termination of this Agreement or any provision hereof.

Section 6.10 Waiver. Neither the failure, nor delay on the part of any Party in exercising any right, power or privilege under any Transaction Document (collectively, “Right”), shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right; nor shall any waiver of any Right, constitute a waiver of any other Right. No course of dealing and no delay or omission in exercising any Right, shall impair such Right. All Rights provided in this Agreement are cumulative and not exclusive of any Rights otherwise provided by law.

Section 6.11 Indemnity.

(a) The Parties shall, at all times, indemnify and hold each other harmless and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) harmless (the “Indemnity”) in connection with any losses, claims (including the cost of defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Transaction Documents (other than the Registration Rights Agreement) or the Notes which an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, and over the Purchasers or the Borrower, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction. The Indemnity is independent of and in addition to any other agreement of any Party under any Transaction Document to pay any amount to the Purchasers or Borrowers, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

(b) Promptly after receipt by an Indemnified Person under this Section 6.11 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person.

(c) An Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel for the Indemnified Person, the representation by such counsel of the Indemnified Person and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The indemnifying party shall pay for only one separate legal counsel for the Indemnified Persons, and such legal counsel shall be selected by the indemnifying party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such legal action shall not relieve the indemnifying party of any liability to the Indemnified Person under this Section 6.11, except to the extent that the indemnifying party is actually prejudiced in its ability to defend such action. The indemnification required by this Section 6.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred.

(d) Without prejudice to the survival of any other agreement of any of the Parties hereunder, the obligations of the Parties contained in this Section 6.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Purchasers hereunder.

Section 6.12 No Usury. The Transaction Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Purchasers for the Notes exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Purchasers shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Notes, or if such deemed excessive interest exceeds the unpaid balance of principal of the Notes, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Purchasers for the Notes shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Notes until payment in full so that the deemed rate of interest on account of the Notes is uniform throughout the term thereof. The provisions of this Section shall control and supersede every other provision of this Agreement and the Notes.

Section 6.13 Further Assurances. From time to time, each Party shall perform any and all acts and execute and deliver to the other Party such additional documents as may be necessary or as requested by the other Party to carry out the purposes of any Transaction Document or to preserve and protect the rights of such other Party as contemplated therein.

Section 6.14 Independent Transaction Documents. Each Transaction Document is an independent agreement between the Parties and no Transaction Document shall affect the Rights of the Parties to their Rights under another Transaction Document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Purchasers and the Borrower have caused this Agreement to be duly executed.

BORROWER:

MANNKIND CORPORATION a Delaware corporation

By:	/s/ Matthew J. Pfeffer
Name:	Matthew J. Pfeffer
Title:	Corporate Vice President and Chief Financial Officer

PURCHASERS:

DEERFIELD PRIVATE DESIGN FUND II, L.P., a Delaware limited partnership

By:	Deerfield Mgmt., L.P., General Partner

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	President

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P., a British Virgin Islands limited partnership

By:	Deerfield Mgmt., L.P. General Partners

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	President

SCHEDULE 1

FORM OF NOTE PURCHASE REQUEST

[Date]

Ladies and Gentlemen:

Request for Note Purchase (“Note Purchase Request”)

1. Please refer to the Facility Agreement (the “Facility Agreement”), dated as of July 1, 2013, between Mannkind Corporation (the “Borrower”), Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P. (together, the “Purchasers”).

2. Terms defined in the Facility Agreement shall have the same meanings herein.

3. The Borrower hereby requests each Purchaser to purchase the [Tranche 1] [Tranche 2] [Tranche 3] [Tranche 4] Notes, on [date], in the aggregate principal amount of $[amount of drawdown], in accordance with the provisions of Section 2.2 of the Facility Agreement. You are requested to pay the amount to the following account [account number] at [name of bank].

4. The Borrower hereby certifies as follows:

(a) The representations and warranties in Section 3.1 of the Facility Agreement are true and correct as of the date hereof with the same effect as though such representations and warranties had been made on today’s date, except to the extent such representations and warranties relate to an earlier date; and

(b) All of the conditions set forth in Section 4.1(a) of the Facility Agreement have been satisfied and in Section 4.1[(b)]1, [(c)]2, [(d)]3.

[1]	Applicable for Tranche 2 Notes
[2]	Applicable for Tranche 3 Notes
[3]	Applicable for Tranche 4 Notes

5. The above certifications are effective as of the date of this Note Purchase Request and will continue to be effective as of the purchase date of the applicable tranche of Notes.

MANNKIND CORPORATION

By:

Name:

Title:

SCHEDULE 2

PURCHASER	PERCENTAGE ALLOCATION

Deerfield Private Design Fund II, L.P.	46.6%

Deerfield Private Design International II, L.P.	53.4%

EXHIBIT A

“Major Transaction” means:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (i) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (A) no longer hold a majority of the shares of Common Stock or (B) no longer have the ability to elect a majority of the board of directors of the Borrower or (ii) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of another entity (in each case other than (x) a merger effected solely for purposes of changing the Borrower’s state of incorporation, or (y) a transfer of shares of Common Stock among The Mann Group LLC, Alfred E. Mann (“Mann”), Mann’s spouse, the heirs and lineal descendants of Mann, any family trust established by, or the estate of, any of the foregoing Persons, any non-profit entity where the acquisition is directed by the foregoing persons, trusts or estates and any entity wholly-owned by any of the foregoing persons, trusts or estates) (collectively with The Mann Group LLC and Mann, the “Mann Entities”);

(B) the sale or transfer in one transaction or a series of related transactions of (i) all or substantially all of the assets of the Borrower to any Person other than a Wholly-Owned Subsidiary of the Borrower or (ii) assets of the Borrower for a purchase price equal to more than 50% of the Applicable Value (as defined below), provided, however, that an Excluded Transaction shall not be deemed to constitute a Major Transaction;

(C) any Person or group, other than the Borrower and its subsidiaries, any employee benefit plan of the Borrower or its subsidiaries and any of the Mann Entities, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such Person has become the beneficial owner of shares with a majority of the total voting power of all outstanding voting securities that are entitled to vote generally in the election of the Borrower’s board of directors or the Mann Entities, collectively, become the owners of more than 50% of the outstanding voting securities (without giving effect to any securities issuable upon exercise or conversion of any options, warrants, convertible notes or convertible stock owned by the Mann Entities until such voting securities are actually issued upon exercise or conversion) that are entitled to vote generally in the election of the Borrower’s board of directors;

(D) the liquidation, bankruptcy, insolvency, dissolution or winding up (or the occurrence of any analogous proceeding) affecting the Borrower; or

(E) the shares of Common stock cease to be listed, traded or publicly quoted on NASDAQ Global Market and are not promptly re-listed or requited on either the New York Stock Exchange, the NYSE Alternext U.S., the NASDAQ Global Select Market or the NASDAQ Capital Market.

For purposes herein, “Applicable Value” means (i) at any time that the Borrower is subject to the reporting requirements under the Exchange Act, (A) the product of (x) the number of issued and outstanding shares of Common Stock on the date the Borrower delivers the Major Transaction Notice multiplied by (y) the per share closing price of the Common Stock on such date plus (B) the amount of the Borrower’s debt as shown on the latest financial statements filed with the SEC (the “Current Financial Statements”) less (C) the amount of cash and cash equivalents of the Company as shown on the Current Financial Statements; and (ii) at any time that the Borrower is not subject to the reporting requirements under the Exchange Act, the book value of the Borrower’s assets as shown on the most recent financial statements of the Borrower.